Exhibit 10.3

CRAWFORD & COMPANY

DEFERRED COMPENSATION PLAN

FOR ELIGIBLE EMPLOYEES AND ELIGIBLE DIRECTORS

(AS AMENDED AND RESTATED AS OF JANUARY 1, 2017)

Table of Contents

Page

§ 1 PURPOSE		1
§ 2 DEFINITIONS		1
2.1.	Account	1
2.2.	Account Balance	1
2.3.	Annual Deferral Amount	1
2.4.	Beneficiary	2
2.5.	Board of Directors	2
2.6.	Bonus and Bonuses	2
2.7.	Broadspire Participant	2
2.8.	Broadspire Plan	2
2.9.	Broadspire Plan Credit	2
2.10.	Cash Compensation	2
2.11.	Cause	2
2.12.	Change of Control	3
2.13.	Code	3
2.14.	Committee	3
2.15.	Company	3
2.16.	Company Discretionary Credit	3
2.17.	Controlled Group	4
2.18.	Effective Date	4
2.19.	Eligible Director	4
2.20.	Eligible Employee	4
2.21.	Entry Date	4
2.22.	ERISA	4
2.23.	FICA Tax	4
2.24.	Financial Hardship	4
2.25.	Long Term Incentive Credit	5
2.26.	Plan	5
2.27.	Restoration Benefit	5
2.28.	Retirement	5
2.29.	Retirement Plan	5
2.30.	Section 409A	5
2.31.	Separation from Service	5
(a)	Leaves of Absence	5
(b)	Status Change	6
(c)	Termination of Employment	6
(d)	Separation of Director	7
2.32.	Service Credit	7
2.33.	Subsidiary	7
2.34.	Year	7

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§ 3 ELIGIBLE EMPLOYEES AND DIRECTORS		7
3.1.	Starting Date	7
(a)	Eligible Employee	7
(b)	Eligible Director	7
3.2.	Ending Date	7
(a)	Eligible Employee	7
(b)	Transfer	8
(c)	Eligible Director	8
3.3.	Enrollment	8
3.4.	Participation	8
§ 4 DEFERRAL ELECTION RULES AND PROCEDURES		8
4.1.	Deferral of Cash Compensation	8
4.2.	Classification and Limitations	8
(a)	General Rules	8
(b)	Base Salary	8
(c)	Bonuses	9
(d)	Directors’ Fees	9
4.3.	Irrevocable Election and Filing Deadlines	9
(a)	General Rule	9
(b)	Expiration of Election	9
(c)	Irrevocable Election	9
(d)	Revocation of Election	9
(e)	Annual Election	10
(f)	Percentage Figure	10
4.4.	Withholding of Deferral Amounts	10
4.5.	Subsidiary	10
§ 5 ALLOCATION OF COMPANY DISCRETIONARY CREDIT		10
5.1.	Company Discretionary Credit	10
§ 6 LONG TERM INCENTIVE CREDITS; SERVICE CREDITS		10
6.1.	Vesting of Long Term Incentive Credits	10
6.2.	Forfeiture of Long Term Incentive Credits	11
6.3.	Vesting of Service Credits	11
§ 7 BROADSPIRE PLAN CREDITS		11
7.1.	Transfer of Broadspire Plan Account Balances	11
7.2.	Merger of Broadspire Plan; Administration of Broadspire Plan Credits	11
7.3.	Vesting of Broadspire Plan Credits	12
§ 8 MAINTENANCE OF ACCOUNTS AND OFFSET		12
8.1.	Maintenance of Accounts	12
8.2.	Offset of Benefit by Amounts Owed to the Company	12

§ 9 RESTORATION BENEFITS		12
9.1.	Restoration Benefit	12
§ 10 DISTRIBUTIONS		13
10.1.	Distribution Events for Account Balances	13
10.2.	Manner of Distribution of Account Balances	13
10.3.	Installments	13
(a)	Portion of Account Distributed in Installments	13
(b)	Retirement	14
(c)	Installment Election	14
(d)	Failure to Elect Installments; Change of Control	14
(e)	Payment of Installments	14
10.4.	In-Service Distribution	14
10.5.	Distribution of Company Discretionary Credit	15
10.6.	Unforeseeable Emergency	15
10.7.	Distribution of Restoration Benefits	15
(a)	Distribution Events for Restoration Benefits	15
(b)	Manner of Distribution of Restoration Benefits	16
(c)	Death Before Scheduled Payment Date	16
10.8.	Distribution of Broadspire Plan Credits	17
10.9.	Certain Payments to Specified Employees	17
10.10.	Taxes	17
10.11.	No Acceleration of Payments	18
§ 11 DEEMED INTEREST CREDITING		18
11.1.	Interest Rate	18
11.2.	Prior to Distribution	18
11.3.	Installments	18
(a)	Interest Rate	18
(b)	“Deemed” Installment Payments	18
(c)	Amortization	18
(d)	Installment Payments	19
§ 12 SOURCE OF DISTRIBUTION		19
§ 13 CLAIMS PROCEDURES		19
13.1.	Presentation of Claim	19
13.2.	Notification of Decision	19
13.3.	Review of a Denied Claim	20
13.4.	Decision on Review	20
13.5.	Manner of Notification	21
13.6.	Legal Action	21
§ 14 MISCELLANEOUS		21
14.1.	Beneficiary	21
14.2.	No Assignment; Binding Effect	21

14.3.	ERISA	21
14.4.	Committee Powers	22
14.5.	Construction	22
14.6.	Employment Contract	22
14.7.	Term of Office	22
14.8.	Amendment and Termination	22
14.9.	Furnishing Information	23
14.10.	Code Section 409A	23

CRAWFORD & COMPANY

DEFERRED COMPENSATION PLAN

FOR ELIGIBLE EMPLOYEES AND ELIGIBLE DIRECTORS

(AS AMENDED AND RESTATED AS OF JANUARY 1, 2017)

§ 1 PURPOSE

Effective as of January 1, 2017, Crawford & Company (the “Company”) hereby amends and restates the Crawford & Company Deferred Compensation Plan for Eligible Employees and Eligible Directors (the “Plan”).

The purpose of this Plan is to allow each Eligible Employee of the Company or a Subsidiary and each Eligible Director of the Company to defer the payment of a percentage of his or her Cash Compensation otherwise actually payable during each Year for services rendered. In addition, the Company or a Subsidiary, in its sole discretion, may credit an Eligible Employee’s Account with Company Discretionary Credits. The Plan also provides benefits representing the benefits Eligible Employees would have had if the amounts deferred under this Plan through December 31, 2002, had been treated as “compensation” for purposes of the (frozen) Retirement Plan (the Restoration Benefit). Prior to January 1, 2017, the Plan also provided for additional Company credits.

This Plan is intended to satisfy the requirements of Section 409A and shall be construed consistently with such intent.

§ 2 DEFINITIONS

2.1. Account -- means the bookkeeping entry maintained as part of the Company’s books and records in accordance with § 8 to show as of any date the interest (other than a Restoration Benefit) of each Eligible Employee and each Eligible Director in this Plan.

2.2. Account Balance -- means as of any date for each Account the amount that is the excess of credits to such Account over debits to such Account where (a) credits are the total dollar amount, if any, deferred under § 4 through such date, the Company Discretionary Credits, if any, credited under § 5 through such date, the Broadspire Plan Credits, if any, credited under § 7 through such date (with respect to Broadspire Participants), the Service Credits and Long Term Incentive Credits, if any, credited with respect to Years beginning before January 1, 2017, and the deemed interest credited under § 11, if applicable, through such date, and (b) debits are the total dollar amount distributed through such date under § 10.

2.3. Annual Deferral Amount -- means for any Year, that portion of an Eligible Employee’s or Eligible Director’s Cash Compensation attributable to services performed by such Eligible Employee or Eligible Director during such Year that is deferred pursuant to such Eligible Employee’s or Eligible Director’s election for that Year.

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2.4. Beneficiary -- means the person or persons designated as such in accordance with § 14.1.

2.5. Board of Directors -- means the Board of Directors of the Company.

2.6. Bonus and Bonuses -- means amounts payable to an Eligible Employee for a Year under any bonus, incentive compensation or similar plans or programs of the Company or a Subsidiary.

2.7. Broadspire Participant -- means an individual who participated in the Broadspire Plan prior to November 1, 2008, whose interest in the Broadspire Plan was transferred to this Plan.

2.8. Broadspire Plan -- means the Broadspire Management Services, Inc. Deferred Compensation Plan, as in effect prior to November 1, 2008.

2.9. Broadspire Plan Credit -- means an amount credited to the Account of a Broadspire Participant under § 7 of the Plan.

2.10. Cash Compensation -- means the following types of compensation earned by an Eligible Employee or Eligible Director from the Company or a Subsidiary during a Year and payable in cash or cash equivalents:

For each Eligible Employee: (1) base salary, including basic wages, but excluding commission payments, draws (guaranteed or otherwise), reimbursed expenses, fringe benefits, moving expenses and auto allowances; and (2) Bonuses.

For each Eligible Director, directors’ meeting and committee fees.

2.11. Cause -- means one or more of the following reasons:

a violation of any law;

insubordination;

violation of Company policies;

unsatisfactory attendance or performance;

refusal or failure to comply with a change in job conditions; or

refusal to cooperate with transition or redeployment activities;

each as determined by the Chief Executive Officer of the Company in his or her absolute discretion.

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2.12. Change of Control -- means a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, all within the meaning of Section 409A. As a general overview, Section 409A’s definition of these terms is as follows:

Change in Ownership of the Company -- The date any one person, or more than one person acting as a group (as defined in Section 409A), acquires ownership of stock of the Company that, together with stock held by such person or group constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company. However, if any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Company or to cause a change in the effective control of the Company.

Change in Effective Control of the Company -- The date any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30 percent or more of the total voting power of the stock of the Company.

Change in the Ownership of a Substantial Portion of the Assets of the Company -- The date that any one person, or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.

Change in Effective Control -- The date a majority the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the date of the appointment or election.

2.13. Code -- means the Internal Revenue Code of 1986, as amended, and any succeeding federal tax provisions.

2.14. Committee -- means the committee chosen by the Board of Directors to manage and administer the Plan.

2.15. Company -- means Crawford & Company, a Georgia corporation, and any successor to such corporation.

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2.16. Company Discretionary Credit -- means for any Year, any amount that the Company or a Subsidiary, in its sole discretion, may credit to the Account of an Eligible Employee under § 5.1 of the Plan.

2.17. Controlled Group -- means all of the companies that are either (a) members of the same controlled group of corporations, within the meaning of Code Section 414(b), or (b) under common control, within the meaning of Code Section 414(c), with the Company. Notwithstanding the foregoing, for purposes of determining whether an Eligible Employee or Eligible Director has had a Separation from Service, the term “Controlled Group” will be determined in accordance with the preceding sentence but substituting the phrase “at least 50 percent” in place of the phrase “at least 80 percent” each place it appears under the Code Section 414(b) and Code Section 414(c) rules.

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2.18. Effective Date -- means January 1, 2017, the date on which this amendment and restatement of the Plan is generally effective; provided, however, that any effective date specified herein for any provision, if different from this “Effective Date,” will control.

2.19. Eligible Director -- means a member of the Board of Directors who is not an Eligible Employee.

2.20. Eligible Employee -- means an employee of the Company or a Subsidiary who is designated as such by the Committee in its sole discretion.

2.21. Entry Date -- means, in the case of an Eligible Employee, the first day of the Year following the date on which the Committee designates an employee as an Eligible Employee and the Eligible Employee complies with all the requirements under § 3.3, or, in the case of an Eligible Director, the first day of the Year following the date on which the director commences serving on the Board of Directors and complies with all the requirements under § 3.3, or, in the case of either an Eligible Employee or an Eligible Director, such other date as determined by the Committee in its sole discretion, subject, however, to the requirements of Section 409A.

2.22. ERISA -- means the Employee Retirement Income Security Act of 1974, as amended.

2.23. FICA Tax -- means the Federal Insurance Contributions Act tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2).

2.24. Financial Hardship -- means a severe financial hardship to the Eligible Employee or Eligible Director resulting from a sudden and unexpected illness or accident of the Eligible Employee or Eligible Director or of the Eligible Employee’s or Eligible Director’s spouse, Beneficiary or dependent (as defined in Code Section 152, without regard to subsections (b)(1), (b)(2) and (d)(1)(B) thereof), loss of the Eligible Employee’s or Eligible Director’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Eligible Employee or Eligible Director. Financial Hardship will be determined by the Committee on the basis of the facts of each case, including information supplied by the Eligible Employee or Eligible Director in accordance with uniform guidelines prescribed from time to time by the Committee; provided, the Eligible Employee or Eligible Director will be deemed not to have a Financial Hardship to the extent that such hardship is or may be relieved:

through reimbursement or compensation by insurance or otherwise;

by liquidation of the Eligible Employee’s or Eligible Director’s assets, to the extent the liquidation of assets would not itself cause severe financial hardship; or

by cessation of deferrals under the Plan.

Examples of what are not considered to be unforeseeable emergencies include the need to send an Eligible Employee’s or Eligible Director’s child to college or the desire to purchase a home.

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2.25. Long Term Incentive Credit -- means an amount credited to an Eligible Employee’s Account as a “long term incentive credit” with respect to Years beginning before January 1, 2017. Notwithstanding any provision of the Plan to the contrary, no Long Term Incentive Credit will be credited to any Account with respect to any Year beginning on or after January 1, 2017.

2.26. Plan -- means this Crawford & Company Deferred Compensation Plan for Eligible Employees and Eligible Directors, as amended and restated generally effective as of January 1, 2017.

2.27. Restoration Benefit -- has the meaning ascribed to such term in § 9 of this Plan.

2.28. Retirement -- has the meaning ascribed to such term in § 10.3(b) of this Plan.

2.29. Retirement Plan -- means the Crawford & Company Retirement Plan, as amended from time to time (accrual of benefits under which was frozen as of December 31, 2002).

2.30. Section 409A -- means Section 409A of the Code and all applicable regulations and guidance issued thereunder.

2.31. Separation from Service -- means that an Eligible Employee or Eligible Director separates from service, as defined in Section 409A, with the Company and all members of the Controlled Group. As a general overview of Section 409A’s definition of “separation from service”, an employee or director separates from service if the employee has a termination of employment or the director ceases to perform services (other than for death) with the Company and all members of the Controlled Group, determined in accordance with the following:

(a) Leaves of Absence. For Eligible Employees, the employment relationship is treated as continuing intact while the employee is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed 6 months, or, if longer, so long as the employee retains a right to reemployment with the Company and all members of the Controlled Group under an applicable statute or by contract. A leave of absence constitutes a bona fide leave of absence only while there is a reasonable expectation that the employee will return to perform services for the Company or a member of the Controlled Group. If the period of leave exceeds 6 months and the employee does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such 6-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 6 months, where such impairment causes the employee to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence shall be substituted for such 6-month period.

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(b) Status Change. Generally, if an employee performs services both as an employee and an independent contractor, the employee must separate from service both as an employee and as an independent contractor pursuant to standards set forth in Treasury Regulations to be treated as having a Separation from Service. However, if an employee provides services as an employee and as a member of the Board of Directors, the services provided as a director are not taken into account in determining whether the employee has a Separation from Service as an employee for purposes of this Plan.

(c) Termination of Employment. Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the employer and the employee reasonably anticipate that (1) no further services will be performed after a certain date, or (2) the level of bona fide services the employee will perform after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Company and all members of the Controlled Group if the employee has been providing services to the Company and all members of the Controlled Group for less than 36 months). Facts and circumstances to be considered in making this determination include, but are not limited to, whether the employee continues to be treated as an employee for other purposes (such as continuation of salary and participation in employee benefit programs), whether similarly-situated service providers have been treated consistently, and whether the employee is permitted, and realistically available, to perform services for other service recipients in the same line of business. For periods during which an employee is on a paid bona fide leave of absence and has not otherwise terminated employment as described in subsection (a) above, for purposes of this subsection, the employee is treated as providing bona fide services at a level equal to the level of services that the employee would have been required to perform to receive the compensation paid with respect to such leave of absence. Periods during which an employee is on an unpaid bona fide leave of absence and has not otherwise terminated employment are disregarded for purposes of this subsection (including for purposes of determining the applicable 36-month (or shorter) period).

(d) Separation of Director. For Eligible Directors, whether a Separation from Service has occurred is determined based on whether the facts and circumstances indicate that the Company and the director reasonably anticipate that the director has ceased to perform services under circumstances constituting a good faith and complete termination of the relationship (and only if the Company does not anticipate a renewal of the relationship or the director becoming an employee). If a director also provides additional services as an independent contractor, the director will not be considered to have a “Separation from Service” for purposes of Section 409A until he or she has separated from service both as a director and as an independent contractor.

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2.32. Service Credit -- means an amount credited to an Eligible Employee’s Account as a “service credit” with respect to Years beginning before January 1, 2017. Notwithstanding any provision of the Plan to the contrary, no Service Credit will be credited to any Account with respect to any Year beginning on or after January 1, 2017.

2.33. Subsidiary -- means a direct or indirect subsidiary of which the Company owns (directly or indirectly) fifty percent (50%) or more of the outstanding voting stock.

2.34. Year -- means a calendar year.

§ 3 ELIGIBLE EMPLOYEES AND DIRECTORS

3.1. Starting Date.

(a) Eligible Employee. Each new Eligible Employee shall be treated as such under this Plan starting as of the date he or she is so designated by the Committee. Each individual who is an Eligible Employee before the first day of a Year shall be eligible to participate in the Plan for that Year.

(b) Eligible Director. Each new Eligible Director shall be treated as such under this Plan starting as of the date his or her election to the Board of Directors becomes effective. Each individual who is an Eligible Director before the first day of a Year shall be eligible to participate in the Plan for that Year.

3.2. Ending Date.

(a) Eligible Employee. Except with regard to any Restoration Benefit, an Eligible Employee’s treatment as such under this Plan shall end as of the earlier of (1) the date of such Eligible Employee’s Separation from Service, or (2) the date the Committee revokes his or her designation as an Eligible Employee. Following revocation of an individual’s designation as an Eligible Employee (as described in clause (2)), such individual will not be eligible to make subsequent elections to defer Cash Compensation, but any deferral elections then in effect will continue to apply to Cash Compensation earned during the Year of such revocation. With regard to any Restoration Benefit, an Eligible Employee’s treatment as such shall continue until all Restoration Benefits are paid to such Eligible Employee under this Plan.

(b) Transfer. Deferral elections of an Eligible Employee transferred from the Company to another member of the Controlled Group, from one member of the Controlled Group to another member of the Controlled Group or from another member of the Controlled Group to the Company will remain in effect and will apply to Cash Compensation earned and payable after such transfer.

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(c) Eligible Director. An Eligible Director’s treatment as such under this Plan shall end as of the date of his or her Separation from Service, and any deferral election made by him or her under § 4 automatically shall become ineffective on such date.

3.3. Enrollment. As a condition to participation, each Eligible Employee and Eligible Director shall complete, execute and submit to the Committee, at least 15 days prior to his or her Entry Date, such agreements, election forms, consents and other forms as the Committee deems are necessary for enrollment in the Plan. In the event the Eligible Employee or Eligible Director fails to meet all applicable enrollment requirements at least 15 days prior to his or her Entry Date, such Eligible Employee or Eligible Director shall not be eligible to participate in the Plan until the first day of the Year next following the date upon which such enrollment requirements are satisfied.

3.4. Participation. An Eligible Employee’s or Eligible Director’s participation in the Plan shall commence on his or her Entry Date.

§ 4 DEFERRAL ELECTION RULES AND PROCEDURES

4.1. Deferral of Cash Compensation. Subject to § 4.2, each Eligible Employee and Eligible Director can elect to defer the payment of a portion of his or her Cash Compensation attributable to services performed during a Year. Such an election shall be effective only for Cash Compensation attributable to services performed during the Year covered by such election under § 4.3.

4.2. Classification and Limitations.

(a) General Rules. An election to defer the payment of a percentage of an Eligible Employee’s or Eligible Director’s Cash Compensation attributable to services performed during any Year shall not be effective to the extent that such election either fails to meet the minimum or exceeds the maximum limits set forth in this § 4.2.

(b) Base Salary. If an election applies to base salary, such election shall apply to no less than two percent (2%) and no more than fifty percent (50%) of an Eligible Employee’s base salary for the Year covered by such election under § 4.3.

(c) Bonuses. If an election applies to Bonus(es), such election shall apply to no less than two percent (2%) and no more than one hundred percent (100%) of any Bonus attributable to services performed during the Year covered by such election under § 4.3.

(d) Directors’ Fees. If an election applies to directors’ meeting and committee fees, such election shall apply collectively to no more than one hundred percent (100%) of an Eligible Director’s meeting and committee fees for the Year covered by such election.

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4.3. Irrevocable Election and Filing Deadlines.

(a) General Rule. An election to defer the payment of a percentage of an Eligible Employee’s or Eligible Director’s Cash Compensation shall be made on the form provided for this purpose by the Committee, during the enrollment period established by the Committee. Such election shall be effective for the Year which begins after the date the Eligible Employee or Eligible Director files the election form with the Committee.

(b) Expiration of Election. An election made for any Year shall expire on the last day of the Year unless such election is earlier revoked in accordance with § 4.3(d).

(c) Irrevocable Election. Except as otherwise provided in this Plan, an election which becomes effective for a Year under § 4.3(a) shall be irrevocable for the remainder of such Year.

(d) Revocation of Election. An Eligible Employee or Eligible Director can revoke an election otherwise effective for any Year if he or she delivers written notice of such revocation to the Committee in a form and manner acceptable to the Committee before the beginning of such Year.

The Committee, in its discretion, may revoke an Eligible Employee’s or Eligible Director’s election after the beginning of any Year in accordance with Section 409A (for example, due to the Eligible Employee’s or Eligible Director’s Financial Hardship or the Eligible Employee’s hardship withdrawal pursuant to Treasury Regulation Section 1.401(k)-1(d)(3)); provided, an Eligible Employee or Eligible Director may not elect whether his or her elections will be cancelled. The Committee will revoke an Eligible Employee’s election upon the Eligible Employee’s hardship withdrawal from a Code Section 401(k) plan maintained by the Company or any member of the Controlled Group to the extent that such revocation is required under the terms of such Code Section 401(k) plan and will suspend participation in the Plan to the extent required under the terms of such Code Section 401(k) plan. Any such revocation shall be effective for payroll periods (otherwise covered by such election) which begin after the date the Committee exercises such power under this § 4.3(d)(2). If an Eligible Employee’s or Eligible Director’s election for any Year is revoked under this § 4.3(d)(2), he or she shall be ineligible to make or to continue any deferral elections under this Plan during (A) the remainder of the Year which includes the date the Committee exercises its power under this § 4.3(d)(2), and (B) for a period of one Year thereafter.

(e) Annual Election. An Eligible Employee or Eligible Director shall make a new election for each Year for which he or she wishes to defer his or her Cash Compensation for services performed during such Year by submitting a completed and executed election form to the Committee no later than December 15th of the Year prior to such Year.

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(f) Percentage Figure. An election may only describe a deferral as a percentage of a component of Cash Compensation.

4.4. Withholding of Deferral Amounts. For each Year that an election is in effect with respect to an Eligible Employee’s Cash Compensation, the Company shall withhold the Annual Deferral Amount from an Eligible Employee’s Cash Compensation in the percentage(s) specified in his or her election pursuant to § 4.3(a). The portion of the Annual Deferral Amount to be deferred from all other types of Cash Compensation shall be withheld at such time as the Cash Compensation is otherwise due to be paid to the Eligible Employee or Eligible Director.

4.5. Subsidiary. If an Eligible Employee is employed by a Subsidiary and makes a deferral election under this § 4, the Committee shall direct such Subsidiary to stop paying the Cash Compensation which he or she has elected to defer in accordance with his or her election under this § 4 to the extent that such election is effective with respect to such Cash Compensation. Similarly, if a deferral election terminates under this § 4, the Committee shall direct the Subsidiary to resume paying his or her Cash Compensation in accordance with the termination of such election to the extent that such termination of election is effective under this Plan with respect to such Cash Compensation.

§ 5 ALLOCATION OF COMPANY DISCRETIONARY CREDIT

5.1. Company Discretionary Credit. A Company Discretionary Credit may be credited to the Account of an Eligible Employee at any time, in the sole discretion of the Company or a Subsidiary, regardless of whether such Eligible Employee has elected to participate in the Plan for the Year during which the Company Discretionary Credit is made.

§ 6 LONG TERM INCENTIVE CREDITS; SERVICE CREDITS

6.1. Vesting of Long Term Incentive Credits.

(a) Long Term Incentive Credits will become vested five years following the end of the Year for which such credit was allocated to the Eligible Employee’s Account, provided the Eligible Employee remains employed by the Company or a Subsidiary throughout that five-year period. Notwithstanding the foregoing, each period of disability shall count as a period of continuous employment for purposes of this § 6.1(a). A “period of disability” for this purpose means the period during which an Eligible Employee has left active service due to a disability while eligible to participate in a Company-sponsored short term disability and/or long term disability plan.

(b) If an Eligible Employee’s employment by the Company or a Subsidiary is terminated involuntarily as a result of a reduction in force, and the Eligible Employee has not otherwise satisfied the vesting requirements described in

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§ 6.1(a) above with respect to all Long Term Incentive Credits allocated to his or her Account, a special, partial vesting rule will apply with respect to any such unvested Long Term Incentive Credits. In such event, the Long Term Incentive Credits allocated to such Eligible Employee’s Account that are not otherwise vested under § 6.1(a) above will be vested in an amount equal to 20% for each full Year that shall have elapsed since the end of the Year for which such Long Term Incentive Credit was allocated, through the date of such employment termination.

(c) All Long Term Incentive Credits become vested upon the earliest of (1) the Eligible Employee’s attainment of age 62, (2) the Eligible Employee’s having completed ten (10) years of continuous service after January 1, 2003, or (3) the Eligible Employee’s death while employed by the Company or a Subsidiary.

6.2. Forfeiture of Long Term Incentive Credits. In the event that an Eligible Employee’s employment with the Company or a Subsidiary is terminated for Cause, his or her Long Term Incentive Credits shall be forfeited. Further, if an Eligible Employee is employed by a person or entity other than the Company or a Subsidiary as a technical adjuster, then his or her Long Term Incentive Credits shall be forfeited. The forfeitures described in this § 6.2 shall occur without regard to whether such Long Term Incentive Credits are vested.

6.3. Vesting of Service Credits. All Eligible Employees will at all times be fully vested in the portion of their Accounts attributable to Service Credits.

§ 7 BROADSPIRE PLAN CREDITS

7.1. Transfer of Broadspire Plan Account Balances. As of November 1, 2008, all account balances in the Broadspire Plan were transferred to this Plan and credited to the Accounts of the Broadspire Participants.

7.2. Merger of Broadspire Plan; Administration of Broadspire Plan Credits. As of November 1, 2008, the Broadspire Plan merged into and became a part of this Plan. Accounts maintained pursuant to § 8 for Broadspire Plan Credits (which at the time of the merger of the Broadspire Plan into the Plan were comprised solely of “Elective Deferrals”, as such term is used in the Broadspire Plan), on and after November 1, 2008, shall be administered under the terms of this Plan.

7.3. Vesting of Broadspire Plan Credits. Broadspire Participants shall at all times be fully vested in their Broadspire Plan Credits.

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§ 8 MAINTENANCE OF ACCOUNTS AND OFFSET

8.1. Maintenance of Accounts. The Committee shall maintain for each Eligible Employee or Eligible Director separate Accounts for his or her Company Discretionary Credits, if any; Service Credits, if any; Long Term Incentive Credits, if any; Broadspire Plan Credits, if any; and for Annual Deferral Amounts, if any, which shall show as of any date (a) the Account Balance at the end of each such date, and (b) such other data as the Committee deems relevant. Each Account shall be cancelled when the Account Balance reaches zero. If an Account is maintained during a Year for an Eligible Employee or Eligible Director, the Committee after the end of such Year (or such other time as the Committee determines) shall furnish a statement to that Eligible Employee or Eligible Director which shows the Account Balance in each of his or her Accounts at the end of such Year and (at the Committee’s discretion) such other Account data as the Committee deems appropriate.

8.2. Offset of Benefit by Amounts Owed to the Company. Notwithstanding anything in the Plan to the contrary, the Committee may, in its sole discretion, offset any payment or payments of the Account (or Plan benefit) to an Eligible Employee, Eligible Director or beneficiary under the Plan by any amount owed by such Eligible Employee, Eligible Director or beneficiary (whether or not such obligation is related to the Plan) to the Company or any member of the Controlled Group. Notwithstanding the foregoing, no such offset will apply before the Account (or Plan benefit) is otherwise payable under the Plan, unless the following requirements are met: (a) the debt owed was incurred in the ordinary course of the relationship between the Eligible Employee or Eligible Director and the Company or Controlled Group member, (b) the entire amount of offset to which this sentence applies in a single taxable year does not exceed $5,000, (c) the offset occurs at the same time and in the same amount as the debt otherwise would have been due and collected from the Eligible Employee, Eligible Director or beneficiary, and (d) in the case of an Eligible Employee who is a “specified employee” (for purposes of Section 409A) on the date he or she Separates from Service, the offset does not occur within six months after the date the Participant Separates from Service.

§ 9 RESTORATION BENEFITS

9.1. Restoration Benefit. Each Eligible Employee who was employed by the Company or a Subsidiary prior to January 1, 2003, shall be eligible to receive a Restoration Benefit. The “Restoration Benefit” for an Eligible Employee shall be the difference, if any, between (a) the benefit that would be paid to the Eligible Employee under the Retirement Plan based on his or her employment completed on or before December 31, 2002, if base salary and Bonuses deferred under this Plan by the Eligible Employee through such date is included in the definition of compensation under the Retirement Plan at the time of deferral, and (b) the benefit that is actually payable to the Eligible Employee under the Retirement Plan, calculated based on a single life annuity form of payment.

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§ 10 DISTRIBUTIONS

10.1. Distribution Events for Account Balances. The distribution of an Eligible Employee’s or Eligible Director’s Account shall be made or commence on the earliest of (a) the 60th day following the date of his or her Separation from Service (for any reason whatsoever, including Retirement) or death, (b) the date upon which an Annual Deferral Amount or Company Discretionary Credit is scheduled to be distributed pursuant to the election made by the Eligible Employee or Eligible Director with respect to that Annual Deferral Amount or Company Discretionary Credit pursuant to § 10.4 or 10.5 hereof, if applicable, (c) such other date as determined by the Committee pursuant to § 10.6 hereof, or (d) a Change of Control. Each distribution to an Eligible Employee or Eligible Director under this § 10 shall become a debit against his or her Account as of the date the distribution is made.

10.2. Manner of Distribution of Account Balances. Subject to § 10.3, the distribution of the portion of the Account attributable to Annual Deferral Amounts, Company Discretionary Credits and Service Credits to an Eligible Employee or Eligible Director shall be made in a lump sum. The distribution of the portion of the Account attributable to Long Term Incentive Credits shall be made to an Eligible Employee in installments as provided in § 10.3; provided, however, if an Eligible Employee’s Account Balance attributable to Long Term Incentive Credits does not exceed $10,000 at the time the distribution is scheduled to commence, the distribution of the portion of the Account attributable to Long Term Incentive Credits shall be made in a lump sum, so long as such cash-out is permitted under Section 409A. The distribution of the portion of the Account attributable to Broadspire Plan Credits shall be made to a Broadspire Participant as provided in
§ 10.8.

10.3. Installments. An Eligible Employee may elect (on a form provided by the Committee for this purpose) to receive installments over five (5), ten (10) or fifteen (15) years following a Separation from Service, to be applicable as follows: (a) with respect to the portion of his or her Account attributable to Annual Deferral Amounts, Company Discretionary Credits, Service Credits and Long Term Incentive Credits, if the Eligible Employee Separates from Service by Retirement; and (b) with respect to the portion of the Eligible Employee’s Account attributable to Long Term Incentive Credits even if he or she does not Separate from Service by Retirement, if such portion of his or her Account exceeds $10,000 at the time distribution is scheduled to commence.

(a) Portion of Account Distributed in Installments. For an Eligible Employee who Separates from Service by Retirement, the election shall apply to his or her entire Account, other than any amounts attributable to Broadspire Plan Credits. For an Eligible Employee who does not Separate from Service by Retirement, but whose Account includes Long Term Incentive Credits, the election shall apply only to the portion of his or her Account attributable to the Long Term Incentive Credits.

(b) Retirement. An Eligible Employee Separates from Service by “Retirement” if he or she Separates from Service on or after the date he or she attains age 55.

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(c) Installment Election.

• Post-2008 Elections. On and after January 1, 2009, an election for installments shall be made on the form provided for this purpose by the Committee at the same time as an Eligible Employee first makes a deferral election (or first makes an election with respect to distribution of a Company Discretionary Credit under § 10.5, if earlier), which election shall remain in effect for contributions credited to his or her Account for each subsequent Year.

• Pre-2009 Elections. Each installment election (including no election) by Eligible Employees with Account Balances prior to January 1, 2009, shall continue to be effective, and shall be irrevocable on and after such date.

(d) Failure to Elect Installments; Change of Control. If an Eligible Employee fails to properly and timely elect installments under this § 10.3, or if Eligible Employees’ Accounts become distributable upon a Change of Control under § 10.1(d), in either event, (1) his or her Account Balance attributable to Company Discretionary Credits, Service Credits and Annual Deferral Amounts shall be distributed in a lump sum as provided in § 10.2, and (2) his or her Account Balance attributable to Long Term Incentive Credits shall be paid in installments over fifteen (15) years (unless payable as a lump sum under the circumstances described in § 10.2).

(e) Payment of Installments. All installments shall be distributed with each bi-weekly Company payroll, and the calculation of each such installment shall be made as provided in § 11.3 hereof.

10.4. In-Service Distribution. An Eligible Employee or Eligible Director may elect, with respect to any Annual Deferral Amount, to receive a lump sum distribution of that Annual Deferral Amount, plus deemed interest credited to his or her Account with respect to that Annual Deferral Amount, on the 60th day after the first day of any Year that is either: (a) seven (7) Years; or (b) fifteen (15) Years after the Year in which the Annual Deferral Amount is deferred. Such an in-service distribution election must be made on the form provided for this purpose by the Committee at the same time as the Eligible Employee or Eligible Director makes a deferral election, and will expire at the end of the Year for which it was made (other than for the Annual Deferral Amount for such Year) and not apply to any Annual Deferral Amount for a subsequent Year.

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10.5. Distribution of Company Discretionary Credit. If a Company Discretionary Credit is credited on behalf of an Eligible Employee who has elected to participate in the Plan for such Year, the Company Discretionary Credit shall be paid to the Eligible Employee at the same time and in the same manner as the accompanying Annual Deferral Amount. If a Company Discretionary Credit is credited on behalf of an Eligible Employee who has elected not to participate in the Plan for such Year, the Company Discretionary Credit shall be paid in the manner and at such time as the Eligible Employee may elect in the manner described in § 10.3 and § 10.4, or, in the absence of such election, as provided by §§ 10.1 and 10.2, as applicable. An Eligible Employee who has not elected to participate in the Plan for a Year may make an election under § 10.3 or § 10.4 with respect to a Company Discretionary Credit for such Year. Any such election made under this § 10.5 shall be made on the same forms and shall be subject to the same election periods as elections made under § 10.3 or § 10.4, as the case may be, with respect to Annual Deferral Amounts.

10.6. Unforeseeable Emergency. The Committee shall have the power in its discretion to distribute all or a portion of an Eligible Employee’s or Eligible Director’s vested Account Balances attributable to Annual Deferral Amounts, Company Discretionary Credits, Service Credits or Broadspire Plan Credits on any date in the event that the Eligible Employee or Eligible Director, in the judgment of the Committee, experiences a Financial Hardship. Account Balances attributable to Long Term Incentive Credits are not available for distribution in the event of a Financial Hardship. The Committee shall have the authority to require such evidence as it deems necessary to determine if, and to what extent, a distribution is warranted. Such distribution will be paid in a single-sum payment in cash within 90 days of the Committee’s determination that the Eligible Employee or Eligible Director has incurred a Financial Hardship (provided that such Financial Hardship continues to exist on the date of the Committee’s determination). The amount of such single-sum payment will be limited to the amount that the Committee determines is reasonably necessary to meet the Eligible Employee’s or Eligible Director’s requirements resulting from the Financial Hardship, taking into account any additional compensation that is available to the Eligible Employee or Eligible Director pursuant to a cancellation of his existing election pursuant to § 4.3(d). The amount of such distribution will reduce the Eligible Employee’s or Eligible Director’s Account Balance. The current deferral election of an Eligible Employee or Eligible Director who receives a distribution pursuant to this Section will be immediately revoked, and the Eligible Employee or Eligible Director will not be eligible to make a new deferral election before the one-year anniversary of such distribution. The Eligible Employee’s or Eligible Director’s new election will be effective in accordance with the timing rules of § 3.1. If the Participant fails to make any such deferral election on a timely basis, he will be deemed to have elected not to participate in the Plan at that time.

10.7. Distribution of Restoration Benefits.

(a) Distribution Events for Restoration Benefits. An Eligible Employee’s Restoration Benefit shall be paid or commence on the 60th day following (1) the date the Eligible Employee Separates from Service by Retirement, or (2) for an Eligible Employee who is not eligible for Retirement on the date of his or her Separation from Service, the date on which the Eligible Employee attains age 65.

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(b) Manner of Distribution of Restoration Benefits. Except as otherwise provided below, the distribution of an Eligible Employee’s Restoration Benefit shall be made in a lump sum, calculated using the actuarial assumptions used for calculating lump sum benefits under the Retirement Plan. Notwithstanding the foregoing, if an Eligible Employee who Separates from Service by Retirement is receiving (or has elected to commence receipt of) any distributions from his or her Account in the form of installments pursuant to § 10.3, such Eligible Employee’s Restoration Benefit shall be paid in the form of a monthly annuity distributed as of the first day of each month; provided that, if the value of an Eligible Employee’s Restoration Benefit does not exceed $10,000 (calculated using the actuarial assumptions used for calculating lump sum benefits under the Retirement Plan) at the time the distribution is scheduled to commence, the distribution shall nevertheless be made in a lump sum, so long as such cash-out is permitted under Section 409A. If an Eligible Employee whose Restoration Benefit is payable as a monthly annuity does not have a lawful spouse on the date on which the Restoration Benefit commences, the benefit shall be paid in the form of a single life annuity, calculated using the actuarial assumptions used for calculating a “Life Only Benefit” under the Retirement Plan. If an Eligible Employee whose Restoration Benefit is payable as a monthly annuity has a lawful spouse on the date on which the Restoration Benefit commences, the benefit shall be paid in the form of a joint and 50% survivor annuity, calculated using the actuarial assumptions used for calculating a “Life and 50% Surviving Spouse Benefit” under the Retirement Plan.

(c) Death Before Scheduled Payment Date. If an Eligible Employee dies prior to the date on which his or her Restoration Benefit is scheduled to be made or commence, and the Eligible Employee has a surviving spouse who is eligible to receive a preretirement surviving spouse benefit under the Retirement Plan, the Eligible Employee’s Restoration Benefit will be paid to such surviving spouse in the form of a monthly life annuity; provided that, if the value of an Eligible Employee’s Restoration Benefit does not exceed $10,000 (calculated using the actuarial assumptions used for calculating lump sum benefits under the Retirement Plan) at the time the distribution is scheduled to commence, the distribution shall be made in a lump sum, so long as such cash-out is permitted under Section 409A. The Restoration Benefit will be paid or commence to the surviving spouse on the 60th day following (1) the date of the Eligible Employee’s death, if the Eligible Employee was age 55 or older on the date of his or her death; or, (2) if the Eligible Employee was not age 55 or older on the date of his or her death, the date the Eligible Employee would have reached age 65.

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10.8. Distribution of Broadspire Plan Credits. Broadspire Participants’ Accounts attributable to Broadspire Plan Credits shall be distributed as provided in § 10.1 (without regard to § 10.1(b)) in the form of a lump sum payment. Notwithstanding the foregoing, a Broadspire Participant may elect instead (on a form provided by the Committee for this purpose) to receive distribution of his or her Account attributable to Broadspire Plan Credits as provided in § 10.1 in installments over five (5), ten (10) or fifteen (15) years following a Separation from Service, if the Broadspire Participant Separates from Service by Retirement.

10.9. Certain Payments to Specified Employees. Notwithstanding any contrary provision of this Plan, if (a) a distribution is scheduled to be made to an Eligible Employee or Eligible Director who is a “specified employee” (within the meaning of Section 409A, taking into account such elections as are made from time to time and as are binding on all of the Company’s deferred compensation plans), and (b) the distribution event is a Separation from Service, then no such distribution shall be made before the date that is 6 months after the date of the Eligible Employee’s or Eligible Director’s Separation from Service (or, if earlier, the date of his or her death), and any amounts that would have been distributed during the 6 months after the Eligible Employee’s or Eligible Director’s Separation from Service (or prior to death) shall be accumulated and distributed on the date that is 6 months after the date of the Eligible Employee’s or Eligible Director’s Separation from Service (or, if earlier, upon the date of his or her death).

10.10. Taxes. If the whole or any part of any Eligible Employee’s or Eligible Director’s (or beneficiary’s) Account (or Plan benefits) becomes subject to any estate, inheritance, income, employment or other tax which the Company (or a Subsidiary) is required to pay or withhold, the Company (or Subsidiary) will have the full power and authority to withhold and pay such tax out of any monies or other property that the Company (or Subsidiary) holds for the account of the Eligible Employee or Eligible Director (or beneficiary) whose interests hereunder are so affected (other than any portion of the Eligible Employee’s or Eligible Director’s (or beneficiary’s) Account (or Plan benefit) that is not then payable hereunder). Without limiting the foregoing, if the whole or any part of any Eligible Employee’s or Eligible Director’s (or beneficiary’s) Account (or Plan benefits) becomes subject to FICA Tax or any state, local or foreign tax which the Company (or a Subsidiary) is required to pay or withhold, the Company (or Subsidiary) will have the full power and authority to withhold and pay such tax, together with any amounts required to be withheld for income tax under Code Section 3401 or under a corresponding state income tax provision, by reducing and offsetting the Eligible Employee’s or Eligible Director’s Account Balance (or Plan benefits), without regard to whether any portion of the Eligible Employee’s or Eligible Director’s (or beneficiary’s) Account Balance (or Plan benefits) is then payable hereunder. Prior to making any payment, the Company (or Subsidiary) may require such releases or other documents from any lawful taxing authority as it deems necessary.

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10.11. No Acceleration of Payments. Except as otherwise provided in this Section, no payment scheduled to be made under this Plan may be accelerated. Notwithstanding the foregoing, the Committee, in its sole discretion, may accelerate any payment scheduled to be made under this Plan in accordance with Section 409A (for example, upon certain terminations of the Plan, limited cashouts or to avoid certain conflicts of interest); provided, a Participant may not elect whether his scheduled payment will be accelerated pursuant to this sentence.

§ 11 DEEMED INTEREST CREDITING

11.1. Interest Rate. Deemed interest shall be credited to each Account monthly at an annual rate to be determined by the Committee and specified in advance of the Eligible Employee’s or Eligible Director’s election for the Year.

11.2. Prior to Distribution. Deemed interest shall be credited and compounded monthly on each Eligible Employee’s or Eligible Director’s Account on the last day of each calendar month. If a distribution is made, for purposes of crediting deemed interest, an Eligible Employee’s or Eligible Director’s Account Balance shall be reduced as of the first day of the month in which the distribution is made.

11.3. Installments. In the event an Account or any portion thereof is distributed in installments, installment amounts shall be determined in the following manner:

(a) Interest Rate. The interest rate to be used to calculate installment payment amounts shall be a fixed interest rate that is determined by averaging the interest rates for the Year in which installment payments commence and the four (4) preceding Years. If an Eligible Employee has participated in the Plan for fewer than five (5) Years, this average shall be determined using the interest rate for the Years during which the Eligible Employee participated in the Plan.

(b) “Deemed” Installment Payments. For purposes of calculating installment payment amounts only (and notwithstanding the fact that installment payments shall actually be paid bi-weekly), installment payments for each twelve (12) month period, starting with the date that the Eligible Employee becomes eligible to receive a distribution of an Account under this Plan (the “Eligibility Date”) and continuing thereafter for each additional twelve (12) month period until the Eligible Employee’s Account Balances are paid in full, shall be deemed to have been paid in one sum as of the first day of each such twelve (12) month period. (The result of this is that interest crediting shall be made on an annual basis after taking into account the “deemed” annual installment payment for the twelve (12) month period.)

(c) Amortization. Based on the interest rate determined in accordance with § 11.3(a) above and the “deemed” form of installment payments determined in accordance with § 11.3(b) above, the Eligible Employee’s Account Balances shall be amortized in equal annual installment payments over the term of the specified payment period (starting as of the Eligibility Date and stated in years rather than months).

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(d) Installment Payments. The annual installment payment determined in § 11.3(c) above shall be divided by twenty-six (26), and the resulting number shall be the bi-weekly installment payment that is to be paid each Company payroll period during the specified payment period in accordance with § 10.3.

§ 12 SOURCE OF DISTRIBUTION

All distributions under this Plan shall be made by the Company, from its general assets, and the status of each Eligible Employee’s or Eligible Director’s claim to his or her Accounts or Restoration Benefit (and the claim of any beneficiary) shall be the same as the status of a claim against the Company by any of its general and unsecured creditors. No person whomsoever shall look to, or have any claim whatsoever against, any officer, director, employee or agent of the Company or any Subsidiary in his or her individual capacity for the payment of any amounts under this Plan.

§ 13 CLAIMS PROCEDURES

13.1. Presentation of Claim. Any Participant or beneficiary (such Participant or beneficiary being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

13.2. Notification of Decision. The Committee shall consider a Claimant’s claim within a reasonable time, and shall notify the Claimant not later than 90 days after receipt of the claim:

that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

• the specific reason(s) for the denial of the claim, or any part of it;

• specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

• a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary;

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• an explanation of the claim review procedure; and

• a statement of the Claimant’s right to bring a civil action under § 502(a) of ERISA following an adverse determination on review.

Notwithstanding the foregoing, if special circumstances require an extension of time for processing the claim, the Committee will furnish written notice of the extension to the Claimant prior to the end of the initial 90-day period, and such extension will not exceed one additional, consecutive 90-day period.

13.3. Review of a Denied Claim. Within 60 days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. Thereafter, the Claimant (or the Claimant’s duly authorized representative):

may review all documents relevant to the claim for benefits under this Plan and receive copies of such documents upon request and free of charge;

may submit written comments or other documents; and/or

may request a hearing, which the Committee, in its sole discretion, may grant.

13.4. Decision on Review. The Committee shall render its decision on review promptly, and not later than 60 days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the decision must be rendered within 120 days after such date. If special circumstances, such as the need to hold a hearing, require additional time, the Claimant will be provided with notice of the need for additional time before the end of the initial 60-day period. If the Committee’s decision is adverse, the decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

specific reasons for the decision;

specific reference(s) to the pertinent Plan provisions upon which the decision was based;

a statement of the Claimant’s right to bring a civil action under § 502(a) of ERISA;

a statement of the Claimant’s right to receive upon request and free of charge, copies of all documents relevant to the claim for benefits under this Plan; and

such other matters as the Committee deems relevant.

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13.5. Manner of Notification. The Committee may notify a Claimant of its decision either in writing or, where electronic notification would be appropriate under ERISA, electronically.

13.6. Legal Action. A Claimant’s compliance with the foregoing provisions of this § 13 is a mandatory prerequisite to the Claimant’s right to commence any legal action with respect to any claim under this Plan.

§ 14 MISCELLANEOUS

14.1. Beneficiary. Each Eligible Employee and Eligible Director (for whom an Account is maintained) shall designate a Beneficiary, or more than one Beneficiary, to receive the balance, if any, of his or her Accounts under this Plan in the event of his or her death. Such designation shall be made on a form acceptable to the Committee and shall become effective when received by such Committee. An Eligible Employee or Eligible Director who is legally married shall be required to provide the Committee with a properly executed spousal consent form in order to name any individual or entity other than the Eligible Employee’s or Eligible Director’s current spouse as Beneficiary of fifty percent (50%) or more of the Eligible Employee’s or Eligible Director’s aggregate Account Balances. An Eligible Employee or Eligible Director may revoke any such designation by delivering a properly executed form revoking such prior designation and designating a new Beneficiary to the Committee, provided such form is received by the Committee prior to the date of the Eligible Employee’s or Eligible Director’s death. If no such designated Beneficiary survives an Eligible Employee or Eligible Director or if no designation is made, the Eligible Employee’s or Eligible Director’s estate shall be deemed his or her designated Beneficiary under this Plan. Upon the death of an Eligible Employee or Eligible Director before distribution of the Eligible Employee’s or Eligible Director’s Accounts has begun, the Company shall distribute the Eligible Employee’s or Eligible Director’s Accounts to the Beneficiary designated by such Eligible Employee or Eligible Director in such form as the Eligible Employee or Eligible Director had elected. Upon the death of an Eligible Employee or Eligible Director after distribution has begun, the Company shall pay the Accounts to the Beneficiary in the same form as such distribution was being made before the Eligible Employee’s or Eligible Director’s death.

14.2. No Assignment; Binding Effect. No Eligible Employee, Eligible Director or beneficiary shall have the right to alienate, assign, commute or otherwise encumber an Account or Restoration Benefit for any purpose whatsoever, and any attempt to do so shall be disregarded completely as null and void. The provisions of this Plan shall be binding on each Eligible Employee, Eligible Director and beneficiary (and on each person who claims a benefit under the foregoing) and on the Company.

14.3. ERISA. The Company intends that this Plan come within the various exceptions and exemptions to ERISA for an unfunded deferred compensation plan maintained primarily for a select group of management or highly compensated employees, and any ambiguities in this Plan shall be construed to effect that intent.

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14.4. Committee Powers. The Committee, in the administration of this Plan, shall have the power to take such equitable and other action as the Committee acting in its absolute discretion deems proper or appropriate under the circumstances (including the power to delegate Committee functions to others), but only to the extent that such action is not inconsistent with the express provisions of this Plan as approved by the Board of Directors and is also not inconsistent with Section 409A. The Committee shall have the exclusive responsibility and complete discretionary authority to control the operation, management and administration of this Plan, with all powers necessary to enable it properly to carry out such responsibilities, including (but not limited to) the power to construe this Plan, to determine eligibility for benefits, to resolve all interpretative, operational, equitable and other questions that arise under this Plan and to settle disputed claims. The decisions of the Committee shall be final and binding upon all persons. Members of the Committee who are Eligible Employees or Eligible Directors may defer Cash Compensation in accordance with the terms of the Plan; provided, however, that no member of the Committee shall act on any determination under § 4.3(d)(2) or § 10.6 which relates to him or her.

14.5. Construction. This Plan shall be construed in accordance with the laws of the State of Georgia. Headings and subheadings have been added only for convenience of reference and shall have no substantive effect. All references to sections shall be to sections of this Plan. References to the singular shall include the plural whenever appropriate. The term “Eligible Employee” and “Eligible Director” shall include (except under § 4) a former Eligible Employee or Eligible Director and any beneficiary of a deceased Eligible Employee or Eligible Director.

14.6. Employment Contract. Participation in this Plan shall not constitute an employment contract, and the Company shall have the right at any time to terminate an Eligible Employee’s employment, to reduce his or her Cash Compensation or other compensation or to take such other action in connection with his or her employment as the Company deems appropriate without regard to this Plan.

14.7. Term of Office. An Eligible Director’s participation in this Plan shall not constitute a contract for him or her to serve as a member of the Board of Directors for any particular term or any particular fee, and participation in this Plan shall have no bearing on such terms, fees or any other conditions of membership on the Board of Directors.

14.8. Amendment and Termination. The Company acting through the Committee shall have the right at its discretion to amend this Plan from time to time and to terminate this Plan at any time. In the event the Plan is terminated, all deferrals shall cease and the Company shall retain all Accounts until distribution is scheduled to commence under § 10, unless the Committee accelerates the distribution of such deferrals upon termination to the extent permissible under Section 409A.

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14.9. Furnishing Information. An Eligible Employee or Eligible Director shall cooperate with the Committee by furnishing all information requested by the Committee and shall take such other actions as may be requested in order to facilitate administration of the Plan and the distribution of Accounts or Restoration Benefits hereunder, including without limitation, taking such physical examinations as the Committee may deem necessary.

14.10. Code Section 409A. This Plan is intended to comply with the requirements of Section 409A to the extent applicable. Each payment under this Plan of amounts classified as “nonqualified deferred compensation” for purposes of Section 409A shall be treated as a separate payment for purposes of Section 409A. In the case of a payment due upon the death of an Eligible Employee or Eligible Director, such payment may be made on any date within the period beginning on the date of death of the Eligible Employee or Eligible Director and ending on December 31 of the first calendar year following the calendar year in which the Eligible Employee or Eligible Director dies.

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Plan this 20th day of November, 2017.

CRAWFORD & COMPANY

By: /s/ H. V. Agadi

Title: President & CEO

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FIRST AMENDMENT

TO THE

CRAWFORD & COMPANY

DEFERRED COMPENSATION PLAN

FOR ELIGIBLE EMPLOYEES AND ELIGIBLE DIRECTORS

(as amended and restated as of January 1, 2017)

THIS FIRST AMENDMENT to the Crawford & Company Deferred Compensation Plan for Eligible Employees and Eligible Directors (as amended and restated effective January 1, 2017) (the "Plan") is made on this 16th day of May, 2018, by Crawford & Company, a Georgia corporation (the "Company").

W I T N E S S E T H:

WHEREAS, the Company maintains the Plan for the benefit of its eligible employees and non-employee directors;

WHEREAS, the Company desires to amend the Plan to update the Plan's claims procedures; and

WHEREAS, pursuant to Section 14.8 of the Plan, the Company, acting through the Crawford & Company Benefit Plans Administrative Committee (the "Committee"), has reserved authority to so amend the Plan.

NOW, THEREFORE, the Plan is hereby amended as follows, effective as of the date first set forth above:

1. Section 13.1 of the Plan is amended by deleting the first sentence thereof and replacing it with the following:

If any Participant or beneficiary (such Participant or beneficiary being referred to herein as a "Claimant") has any grievance, complaint or claim concerning any aspect of the operation or administration of the Plan, including but not limited to claims for benefits (referred to herein as "claim" or "claims"), the Participant must submit the claim to the Committee in writing in accordance with the procedures set forth in this § 13.1.

2. Section 13.3 of the Plan is amended by deleting the first sentence thereof and replacing it with the following:

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A Claimant who has received notice from the Committee that his or her claim has been denied, in whole or in part, will be entitled, upon request to the Committee, to appeal the denial of his or her claim in accordance with this § 13.3. The request for review must be submitted to the Committee in writing within 60 days after the Claimant's receipt of notice from the Committee that the claim has been denied. Timely completion of the appeal procedures described in §§ 13.3 and 13.4 will be a condition precedent to the commencement of any legal or equitable action in connection with any claim by a Claimant or by any other person or entity claiming rights through such Claimant.

3. Section 13.6 of the Plan is deleted in its entirety and replaced with the following:

13.6 Legal Action. A Claimant's compliance with the foregoing provisions of this § 13 is a mandatory prerequisite to the Claimant's right to commence any legal or equitable action with respect to any claim under this Plan. For clarity, a Claimant must timely complete both the initial claim procedures described in §§ 13.1 and 13.2 and the appeal procedures described in§§ 13.3 and 13.4 before he or she may commence any legal or equitable action with respect to his or her claim. Additionally, upon denial of an appeal pursuant to the review procedures described herein, a Claimant will have 1 year within which to bring suit for any claim related to such denied appeal; any such suit initiated after such I-year period will be precluded. Any action arising out of or in connection with the Plan by a Claimant or any other individual may only be brought or filed in Federal District Court for the Northern District of Georgia, Atlanta Division.

4. Except as amended herein, all provisions of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Committee has caused its duly authorized representative to execute this Amendment on the date first written above.

CRAWFORD & COMPANY, By Its

Benefit Plans Administrative Committee

By: /s/ Bonnie C. Sawdey

Print Name: Bonnie C. Sawdey

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SECOND AMENDMENT TO THE

CRAWFORD & COMPANY DEFERRED COMPENSATION PLAN

FOR ELIGIBLE EMPLOYEES AND ELIGIBLE DIRECTORS

(as amended and restated as of January 1, 2017)

THIS SECOND AMENDMENT to the Crawford & Company Deferred Compensation Plan for Eligible Employees and Eligible Directors (as amended and restated effective January 1, 2017) (the “Plan”) is made on this 2nd day of February, 2019, by the Crawford & Company, a Georgia corporation (the Company”).

W I N E S S E T H:

WHEREAS, the Company maintains the Plan for the benefit of its eligible employees and non-employee directors;

WHEREAS, the Company desires to amend the Plan to (i) allow full class-year distribution elections; (ii) permit in-service deferrals for a minimum of 5 years and a maximum of 10 years; (iii) provide that in-service distributions will be paid in January of the year elected by the participant; (iv) provide that installment payments will be calculated using the interest rate in effect for the year the installment payments begin; and (v) remove the requirement that a married participant get the consent of his or her spouse to name a non-spousal beneficiary; and

WHEREAS, pursuant to Section 14.8 of the Plan, the Company, acting through the Crawford & Company Benefit Plans Administrative Committee (the "Committee"), has reserved authority to so amend the Plan.

NOW, THEREFORE, the Plan is hereby amended as follows, effective as of January 1,2020:

J . Section 10.03(c) of the Plan is amended to read as follows:

(c) Installment Election.

• Post-2019 Elections. With respect to elections made, and amounts credited, for periods beginning on or after January 1, 2020, an election for installments shall be made on the form provided for this purpose by the Committee each time an Eligible Employee or Eligible Director makes a deferral election or makes an election with respect to distribution of a Company Discretionary Credit under § 10.5, which election shall remain in effect only for contributions credited to his or her Account with

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respect to such election.Elections After 2008 and Before 2020. On and after January 1, 2009, and with respect to elections made, and amounts credited, for periods beginning before January 1, 2020, an election for installments shall be made on the form provided for this purpose by the Committee at the same time as an Eligible Employee or Eligible Director first makes a deferral election (or first makes an election with respect to distribution of a Company Discretionary Credit under § 10.5, if earlier), which election shall remain in effect for contributions credited to his or her Account for each subsequent Year prior to January 1, 2020.

• Pre-2009 Elections. Each installment election (including no election) by Eligible Employees with Account Balances prior to January 1, 2009, shall continue to be effective, and shall be irrevocable on and after such date.

2. Section 10.4 of the Plan is amended to read as follows:

10.4. In-Service Distribution. An Eligible Employee or Eligible Director may elect, with respect to any Annual Deferral Amount for a Year beginning before January 1, 2020, to receive a lump-sum distribution of that Annual Deferral Amount, plus deemed interest credited to his or her Account with respect to that Annual Deferral Amount, on the 60th day after the first day of any Year that is either: (a) seven (7) Years; or (b) fifteen (15) Years after the Year in which the Annual Deferral Amount is deferred. An Eligible Employee or Eligible Director may elect, with respect to any Annual Deferral Amount for a Year beginning on or after January 1, 2020, to receive a lump-sum distribution of that Annual Deferral Amount, plus deemed interest credited to his or her Account with respect to that Annual Deferral Amount, during the January of any Year that is at least five (5) Years but no more than ten (10) Years after the Year in which the Annual Deferral Amount is deferred. Such an in-service distribution election must be made on the form provided for this purpose by the Committee at the same time as the Eligible Employee or Eligible Director makes a deferral election, and will expire at the end of the Year for which it was made (other than for the Annual Deferral Amount for such Year) and not apply to any Annual Deferral Amount for a subsequent Year.

3. Section 1 l .3(a) of the Plan is amended to read as follows:

(a) Interest Rate. With respect to installment payments that commence before January 1, 2020, the interest rate to be used to calculate installment payment amounts shall be a fixed interest rate that is determined by averaging the interest rates for the Year in which installment payments commence and the four (4) preceding Years. If an Eligible Employee has participated in the Plan for fewer than five (5) Years, this average shall be determined using

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the interest rate for the Years during which the Eligible Employee participated in the Plan. With respect to installment payments that commence on or after January 1, 2020, the interest rate to be used to calculate installment payment amounts shall be the interest rate for the Year in which installment payments commence.

4. The second sentence of Section 14.1 of the Plan is amended to read as follows:

With respect to a Beneficiary designation made prior to January 1, 2020, an Eligible Employee or Eligible Director who is legally married shall be required to provide the Committee with a properly executed spousal consent form in order to name any individual or entity other than the Eligible Employee's or Eligible Director's current spouse as Beneficiary of fifty percent (50%) or more of the Eligible Employee's or Eligible Director's aggregate Account Balances.

5. Except as amended herein, all provisions of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused its duly authorized representative to execute this Amendment on the date first written above.

CRAWFORD & COMPANY

By: /s/ Bonnie C. Sawdey

Printed Name: Bonnie C. Sawdey

THIRD AMENDMENT

TO THE

CRAWFORD & COMPANY

DEFERRED COMPENSATION PLAN

FOR ELIGIBLE EMPLOYEES AND ELIGIBLE DIRECTORS

(as amended and restated as of January 1, 2017)

THIS THIRD AMENDMENT to the Crawford & Company Deferred Compensation Plan for Eligible Employees and Eligible Directors (as amended and restated effective January 1, 2017) (the "Plan") is made on this 17th day of July, 2019, by Crawford & Company, a Georgia corporation (the "Company”).

W I T N E S S E T H

WHEREAS, the Company maintains the Plan for the benefit of its eligible employees and non-employee directors;

WHEREAS, the Company desires to amend the Plan to clarify the beneficiary designation process in connect with transferring the recordkeeping for the Plan to T. Rowe Price; and

WHEREAS, pursuant to Section 14.8 of the Plan, the Company, acting through the Crawford & Company Benefit Plans Administrative Committee (the "Committee"), has reserved authority to so amend the Plan.

NOW, THEREFORE, the Plan is hereby amended as follows, effective as of January 1,

2019:

1. The second sentence of Section 14.1 of the Plan, as amended by the Second Amendment to the Plan, is further amended to read as follows:

With respect to a Beneficiary designation made prior to January 1, 2019, an Eligible Employee or Eligible Director who is legally married shall be required to provide the Committee with a properly executed spousal consent form in order to name any individual or entity other than the Eligible Employee's or Eligible Director's current spouse as Beneficiary of fifty percent (50%) or more of the Eligible Employee's or Eligible Director's aggregate Account Balances.

2. Section 14.1 of the Plan is amended by adding to the end thereof the following new sentence:

Notwithstanding anything herein to the contrary, except with respect to an Eligible Employee or an Eligible Director who died prior to January 1, 2019, any designation of Beneficiary made prior to January I, 2019, shall be null and void, and only Beneficiary designations made on or after January 1, 2019, shall be taken into account under the Plan.

3. Except as amended herein, all provisions of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused its duly authorized representative to execute this Amendment on the date first written above.

CRAWFORD & COMPANY

By: /s/ Bonnie C. Sawdey

Printed Name: Bonnie C. Sawdey

FOURTH AMENDMENT

TO THE

CRAWFORD & COMPANY

DEFERRED COMPENSATION PLAN

FOR ELIGIBLE EMPLOYEES AND ELIGIBLE DIRECTORS

(as amended and restated as of January 1, 2017

THIS FOURTH AMENDMENT to the Crawford & Company Deferred Compensation Plan for Eligible Employees and Eligible Directors (as amended and restated effective January 1, 2017) (the “Plan”) is made on this 3rd day of November 2021, by Crawford & Company, a Georgia corporation (the “Company”).

W I T N E S S E T H

WHEREAS, the Company maintains the Plan for the benefit of its eligible employees and non-employee directors;

WHEREAS, the Company desires to amend the Plan to provide that non-employee directors will no longer be permitted to defer directors’ fees under the Plan; and

WHEREAS, pursuant to Section 14.8 of the Plan, the Company, acting through the Crawford & Company Benefit Plans Administrative Committee (the “Committee”), has reserved authority to so amend the Plan.

NOW, THEREFORE, the Plan is hereby amended as follows, effective as of November 1, 2021:

1. Section 2.19 of the Plan is amended by adding to the end thereof the following new sentence:

Except as otherwise provided in Section 4.2(d), no Eligible Director will be eligible to participate in the Plan on or after November 1, 2021.

2. Section 3.1(b) of the Plan is amended by adding to the end thereof the following new sentence:

Except as otherwise provided in Section 4.2(d), no Eligible Director will be eligible to participate in the Plan on or after November 1, 2021.

3. Section 4.2(d) of the Plan is amended by adding to the end thereof the following new sentence:

No Eligible Director may make an election to defer directors’ meeting and committee fees or any other Cash Compensation on or after November 1, 2021, provided, any such deferral election in effect on November 2, 2021, shall remain in effect until such election expires or is revoked in accordance with Section 4.3.

4. Except as amended herein, all provisions of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused its duly authorized representative to execute this Amendment on the date first written above.

CRAWFORD & COMPANY

By: /s/ Bonnie C. Sawdey

Printed Name: Bonnie C. Sawdey